Exhibit 4.2

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

      This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT, is made this 13th day of February, 2002 by and between DEAN WITTER REALTY INCOME PARTNERSHIP I, L.P. ("Seller") AND THE VLASS GROUP, LLC, ("Purchaser").

                               W I T N E S S E T H

      WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement (the "Contract") dated January 18, 2002; and

      WHEREAS, the Contract provides for a Due Diligence Period (as defined in Contract) which expires on February 15, 2002; and

      WHEREAS, Purchaser and Seller desire to extend the Due Diligence Period to 5:00 p.m. on February 22, 2002;

      NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby amend the Contract to extend the due diligence period to 5:00 p.m. on February 22, 2002.

      Except as hereinabove set forth, the Contract shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this First Amendment as of the day and year first above written.

PURCHASER:                          SELLER:

THE VLASS GROUP, LLC, a Georgia     DEAN WITTER RELATY INCOME
Limited liability company           PARTNERSHIP I, L.P., a Delaware limited
                                    partnership

By: /s/  Michael B. Vlass                 By: DEAN WITTER REALTY
    ------------------------                    INCOME PROPERTIES I, INC.,
         Michael B. Vlass                       a Delaware corporation, its
         Manager                                Managing general partner


                                    By: /s/ Robert B. Austin
                                       --------------------------------
                                          Robert B. Austin
                                          Vice President